Exhibit 99.1

BUSINESS UPDATE FROM THE CEO

As newly appointed CEO of LTC, it is my pleasure to inform you about a number of important steps that have been taken recently. These steps will result in a substantial improvement of the company’s EBITDA results in the near future. We now expect results to be positive at the end of the first quarter 2009.

The following strategic decisions have been made and are being executed:

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The company will focus its Sales and Marketing efforts on automotive and stationary applications. For these markets the company will compete based upon a competitive pricing structure per kWh for both cells and batteries. The stronger emphasis on Sales and Marketing should lead to a substantial increase in sales volumes in the months to come. LTC is well positioned to grow rapidly in the fast growing markets of electrical cars and stationary power. Promising leads with leading manufacturers attest to that.

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LTC’s necessary preoccupation with the technology development of cells and the process to build cylindrical cells has come at the cost of insufficient visibility of the company in the market place. To increase LTC’s visibility and recognition of its first-class products, the newly appointed management team and Board will put their utmost energy in proving to customers, financial and industry analysts, as well as investors, that LTC’s technology has a distinct competitive advantage.

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For defence applications, the company has signed a Memorandum of Understanding with the intent to sign, within the next few months, an exclusive distribution agreement with EnerSys, the global leader in stored energy solutions for industrial applications.

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LTC will discontinue the production of flat cells. Instead, the company will optimize the production process of cylindrical cells in its Nordhausen-plant. Furthermore, LTC will substantially increase production volumes. A reduction of the amount of different cells will take place and they will be produced on forecast.

•	For now, battery assembly will be concentrated in LTC’s plants in Nordhausen and Plymouth Meeting, Pennsylvania. Batteries will be designed and build on customer demand.

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All of the actions as regards the production of cells and batteries are meant to significantly further improve the operational performance of the company. As continuous improvements of cell design and research on the chemistry composition of the cells is of crucial value to the company, we are pleased that Dr. Klaus Brandt, as CTO of the company, will continue to lead this effort.

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As part of changes to the Board and Management, the company has decided to separate from its CFO, Mr. Amir Elbaz. The Board would like to thank Mr. Elbaz for his efforts to improve LTC’s public filing process. For the time being, I will take on the accounting and financial reporting responsibilities. We expect to announce the appointment of a new CFO around December 1, 2008.

•	Management will continue its efforts to improve the financial transparency of the company to its shareholders by putting strong emphasis on timely filing of its quarterly and annual reports.

With these actions in place, and with more to follow, the outlook for LTC is positive. We are confident that we can continue to create value for our customers, which should ultimately lead to more value for our shareholders.

Kind regards,

Theo M.M. Kremers